Exhibit 99.1

United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
Fax: 203 622 6080
unitedrentals.com
United Rentals Announces Third Quarter 2017 Results
Raises Full-Year 2017 Guidance

STAMFORD, Conn. – October 18, 2017 – United Rentals, Inc. (NYSE: URI) today announced financial results for the third quarter 2017. Total revenue was $1.766 billion and rental revenue was $1.536 billion for the third quarter, compared with $1.508 billion and $1.322 billion, respectively, for the same period last year. On a GAAP basis, the company reported third quarter net income of $199 million, or $2.33 per diluted share, compared with $187 million, or $2.16 per diluted share, for the same period last year.

Adjusted EPS1 for the quarter was $3.25 per diluted share, compared with $2.58 per diluted share for the same period last year. Adjusted EBITDA1 was $879 million and adjusted EBITDA margin1 was 49.8%, reflecting increases of $132 million and 30 basis points, respectively, from the same period last year.

Third Quarter 2017 Highlights

•
Rental revenue[2] increased 16.2% year-over-year. Within rental revenue, owned equipment rental revenue increased 15.8%, reflecting increases of 18.2% in the volume of equipment on rent and 0.1% in rental rates.

•	Pro forma[3] rental revenue increased 8.9% year-over-year, reflecting growth of 7.6% in the volume of equipment on rent and a 0.9% increase in rental rates.

•
Time utilization increased 160 basis points year-over-year to 71.9%, a third quarter record, with each month in the quarter also establishing a new monthly record. On a pro forma basis, time utilization increased 180 basis points year-over-year.

•
The company’s Trench, Power and Pump specialty segment's rental revenue increased by 32.9% year-over-year, primarily on a same store basis, while the segment’s rental gross margin improved by 280 basis points to 54.8%.

•
The company generated $139 million of proceeds from used equipment sales at a GAAP gross margin of 39.6% and an adjusted gross margin of 56.8%, compared with $112 million at a GAAP gross margin of 39.3% and an adjusted gross margin of 46.4% for the same period last year. The year-over-year increase in adjusted gross margin primarily reflected the impact of sales of NES equipment.[4]

_______________

1.
Adjusted EPS (earnings per share) and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) are non-GAAP measures that exclude the impact of the items noted in the tables below. See the tables below for amounts and reconciliations to the most comparable GAAP measures. Adjusted EBITDA margin represents adjusted EBITDA divided by total revenue.

2.	Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.

3.	Pro forma results reflect the combination of United Rentals and NES Rentals ("NES") for all periods presented. The NES acquisition closed on April 3, 2017.

4.	Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of acquired RSC and NES fleet that was sold.

Acquisition of Neff Corporation
Subsequent to the third quarter, on October 2, the company completed its previously announced acquisition of Neff Corporation (“Neff”) for approximately $1.3 billion. The acquisition will augment the company’s earthmoving capabilities and efficiencies of scale in key market areas, particularly fast-growing southern geographies. The assets acquired included approximately $860 million of fleet based on original equipment cost ("OEC"), and 69 branch facilities serving end markets across the infrastructure, non-residential, energy, municipal and residential construction sectors.
CEO Comments
Michael Kneeland, chief executive officer of United Rentals, said, "We’re very pleased with the gains we reported for the third quarter. These include significantly higher volume and time utilization, margin growth, and strong cash flow. Importantly, we delivered positive rental rates both sequentially and year-over-year for every month in the quarter. Our U.S. end markets are driving robust demand for our fleet, and Canada is continuing to rebound. Given these many positive dynamics, and the extended hurricane recoveries, we’ve raised our 2017 gross capex plan by up to $200 million to best serve the current and anticipated needs of our customers."
Kneeland continued, "Looking at the balance of 2017, our updated guidance reflects the combination of a fundamentally strong market and the contributions from our acquisitions this year. The integration of Neff is well underway, with all locations on our operating system. We expect fourth quarter market activity to exceed normal seasonality, and based on everything we see, we have confidence in the operating environment for 2018."
Nine Months 2017 Highlights

•
Rental revenue increased 11.7% year-over-year. Within rental revenue, owned equipment rental revenue increased 11.3%, reflecting an increase of 14.5% in the volume of equipment on rent, partially offset by a 0.7% decrease in rental rates.

•	Pro forma rental revenue increased 6.5% year-over-year, reflecting growth of 6.9% in the volume of equipment on rent, partially offset by a 0.2% decline in rental rates.

•	Time utilization increased 190 basis points year-over-year on both an actual and a pro forma basis to 69.3% and 69.0%, respectively.

•
The company’s Trench, Power and Pump specialty segment's rental revenue increased by 23.6% year-over-year, primarily on a same store basis, while the segment’s rental gross margin improved by 280 basis points to 50.4%.

•
The company generated $378 million of proceeds from used equipment sales at a GAAP gross margin of 40.5% and an adjusted gross margin of 53.7%, compared with $361 million at a GAAP gross margin of 40.4% and an adjusted gross margin of 47.6% for the same period last year. The year-over-year increase in adjusted gross margin primarily reflected the impact of sales of NES equipment.

•
The company generated $1.766 billion of net cash provided by operating activities and $582 million of free cash flow[5], compared with $1.630 billion and $846 million, respectively, for the same period last year. Net rental capital expenditures were $1.107 billion, compared with $784 million for the same period last year.

•
The company issued $2.925 billion of debt due from 2025 through 2028. The proceeds from the debt issuances were primarily used to fund the NES and Neff acquisitions, and to redeem $1.175 billion of debt that would have been due in 2022 and 2023. The company additionally increased the sizes of its ABL and AR securitization facilities by $500 million and $50 million, respectively. The company expects to redeem the remaining $225 million principal amount of its 7 5/8 percent Senior Notes due 2022 in the fourth quarter of 2017.

___________

5.	Free cash flow is a non-GAAP measure. See the table below for amounts and a reconciliation to the most comparable GAAP measure.

2017 Outlook
The company has issued the following new full-year guidance:

	Prior Outlook	Current Outlook
Total revenue	$6.25 billion to $6.40 billion	$6.525 billion to $6.625 billion
Adjusted EBITDA[6]	$2.950 billion to $3.025 billion	$3.10 billion to $3.15 billion
Net rental capital expenditures after gross purchases	$1.05 billion to $1.15 billion, after gross purchases of $1.55 billion to $1.65 billion	$1.25 billion to $1.30 billion, after gross purchases of $1.75 billion to $1.80 billion
Net cash provided by operating activities	$1.975 billion to $2.175 billion	$2.275 billion to $2.375 billion
Free cash flow (excluding the impact of merger and restructuring related costs)	$825 million to $925 million	$925 million to $975 million
Free Cash Flow and Fleet Size
For the first nine months of 2017, net cash provided by operating activities was $1.766 billion, and free cash flow was $582 million after total rental and non-rental gross capital expenditures of $1.572 billion. For the first nine months of 2016, net cash provided by operating activities was $1.630 billion, and free cash flow was $846 million after total rental and non-rental gross capital expenditures of $1.210 billion. Free cash flow for the first nine months of 2017 and 2016 included aggregate merger and restructuring related payments of $52 million and $11 million, respectively.
The size of the rental fleet was $10.76 billion of OEC at September 30, 2017, compared with $8.99 billion at December 31, 2016. The age of the rental fleet was 46.3 months on an OEC-weighted basis at September 30, 2017, compared with 45.2 months at December 31, 2016.
Return on Invested Capital (ROIC)
Return on invested capital was 8.6% for the 12 months ended September 30, 2017, an increase of 30 basis points from the 12 months ended September 30, 2016. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income. When adjusting the denominator to also exclude average goodwill, ROIC was 11.5% for the 12 months ended September 30, 2017, an increase of 30 basis points from the 12 months ended September 30, 2016.
Share Repurchase Program
The company announced that it will resume its pre-existing $1 billion program to repurchase shares of its common stock (the “Program”). The Program commenced in November 2015 and was paused in October 2016 as the company evaluated potential acquisition opportunities. The company has already completed $627 million of repurchases under the Program, and intends to complete the remaining $373 million in 2018.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, October 19, 2017, at 11:00 a.m. Eastern Time. The conference call number is 855-458-4217 (international: 574-990-3605). The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 404-537-3406, passcode is 90999400.

_____________

6.	Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.

Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired RSC and NES fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, the impact on depreciation related to acquired RSC and NES fleet and property and equipment, the impact of the fair value mark-up of acquired RSC and NES fleet, the impact on interest expense related to fair value adjustment of acquired RSC indebtedness, merger related intangible asset amortization, asset impairment charge and the loss on repurchase/redemption of debt securities and amendment of ABL facility. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. Following the acquisition of Neff, the company has an integrated network of 1,019 rental locations in 49 states and every Canadian province. The company’s approximately 15,000 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,300 classes of equipment for rent with a total original cost of $11.6 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the challenges associated with past or future acquisitions, including NES and Neff, such as undiscovered liabilities, costs, integration issues and/or the inability to achieve the cost and revenue synergies expected; (2) a slowdown in North American construction and industrial activities, which occurred during the 2008-2010 economic downturn and significantly affected our revenues and profitability, could reduce demand for equipment and prices that we can charge; (3) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) the inability to refinance our indebtedness at terms that are favorable to us, or at all; (5) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (6) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (7) restrictive covenants and amount of borrowings permitted under our debt agreements, which could limit our financial and operational flexibility; (8) an overcapacity of fleet in the equipment rental industry; (9) a decrease in levels of infrastructure spending, including lower than expected government funding for construction projects; (10) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (11) our rates and time utilization being less than anticipated; (12) our inability to manage credit risk adequately or to collect on contracts with customers; (13) our inability to access the capital that our business or growth plans may require; (14) the incurrence of impairment charges; (15) trends in oil and natural gas could adversely affect demand for our services and products; (16) our dependence on distributions from subsidiaries as a result of our holding company structure and the fact that such distributions could be limited by contractual or legal restrictions; (17) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (18) the incurrence of additional costs and expenses (including indemnification obligations) in connection with litigation, regulatory or investigatory matters; (19) the outcome or other potential consequences of litigation and other claims and regulatory matters relating to our business, including certain claims that our insurance may not cover; (20) the effect that certain provisions in our charter and certain debt agreements and our significant indebtedness may have of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) management turnover and inability to attract and retain key personnel; (22) our costs being more than anticipated and/or the inability to realize expected savings in the amounts or time frames planned; (23) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (24) our inability to sell our new or used fleet in the amounts, or at the prices, we expect; (25) competition from existing and new competitors; (26) security breaches, cybersecurity attacks and other significant disruptions in our information technology systems; (27) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk; (28) labor difficulties and labor-based legislation affecting our labor relations and operations generally; and (29) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2016, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:
Ted Grace
(203) 618-7122
Cell: (203) 399-8951
tgrace@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Equipment rentals	$1,536	$1,322	$4,069	$3,643
Sales of rental equipment	139	112	378	361
Sales of new equipment	40	30	126	96
Contractor supplies sales	21	19	60	60
Service and other revenues	30	25	86	79
Total revenues	1,766	1,508	4,719	4,239
Cost of revenues:
Cost of equipment rentals, excluding depreciation	557	486	1,556	1,391
Depreciation of rental equipment	290	250	804	735
Cost of rental equipment sales	84	68	225	215
Cost of new equipment sales	34	25	108	79
Cost of contractor supplies sales	14	13	42	41
Cost of service and other revenues	14	10	42	32
Total cost of revenues	993	852	2,777	2,493
Gross profit	773	656	1,942	1,746
Selling, general and administrative expenses	237	179	648	533
Merger related costs	16	—	32	—
Restructuring charge	9	4	28	8
Non-rental depreciation and amortization	63	61	189	192
Operating income	448	412	1,045	1,013
Interest expense, net	131	110	338	349
Other income, net	(5)	(1)	(5)	(3)
Income before provision for income taxes	322	303	712	667
Provision for income taxes	123	116	263	254
Net income	$199	$187	$449	$413
Diluted earnings per share	$2.33	$2.16	$5.26	$4.66

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	September 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$324	$312
Accounts receivable, net	1,151	920
Inventory	82	68
Prepaid expenses and other assets	82	61
Total current assets	1,639	1,361
Rental equipment, net	7,391	6,189
Property and equipment, net	451	430
Goodwill	3,493	3,260
Other intangible assets, net	759	742
Other long-term assets	11	6
Total assets	$13,744	$11,988
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$694	$597
Accounts payable	612	243
Accrued expenses and other liabilities	467	344
Total current liabilities	1,773	1,184
Long-term debt	7,677	7,193
Deferred taxes	2,012	1,896
Other long-term liabilities	71	67
Total liabilities	11,533	10,340
Common stock	1	1
Additional paid-in capital	2,322	2,288
Retained earnings	2,108	1,654
Treasury stock	(2,077)	(2,077)
Accumulated other comprehensive loss	(143)	(218)
Total stockholders’ equity	2,211	1,648
Total liabilities and stockholders’ equity	$13,744	$11,988

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Cash Flows From Operating Activities:
Net income	$199	$187	$449	$413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	353	311	993	927
Amortization of deferred financing costs and original issue discounts	2	3	6	7
Gain on sales of rental equipment	(55)	(44)	(153)	(146)
Gain on sales of non-rental equipment	(1)	(2)	(4)	(3)
Stock compensation expense, net	24	11	64	33
Merger related costs	16	—	32	—
Restructuring charge	9	4	28	8
Loss on repurchase/redemption of debt securities and amendment of ABL facility	31	10	43	36
Excess tax benefits from share-based payment arrangements (1)	—	—	—	(53)
Increase in deferred taxes	57	21	97	90
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(156)	(61)	(172)	7
Increase in inventory	(4)	(1)	(9)	(3)
Decrease (increase) in prepaid expenses and other assets	6	11	(1)	75
(Decrease) increase in accounts payable	(79)	(200)	350	137
Increase in accrued expenses and other liabilities	27	133	43	102
Net cash provided by operating activities	429	383	1,766	1,630
Cash Flows From Investing Activities:
Purchases of rental equipment	(572)	(423)	(1,485)	(1,145)
Purchases of non-rental equipment	(32)	(23)	(87)	(65)
Proceeds from sales of rental equipment	139	112	378	361
Proceeds from sales of non-rental equipment	4	5	10	12
Purchases of other companies, net of cash acquired	(98)	(14)	(1,063)	(28)
Purchases of investments	(1)	—	(5)	—
Net cash used in investing activities	(560)	(343)	(2,252)	(865)
Cash Flows From Financing Activities:
Proceeds from debt	4,759	1,848	8,702	5,812
Payments of debt	(4,613)	(1,701)	(8,156)	(6,021)
Payments of financing costs	(37)	—	(44)	(12)
Proceeds from the exercise of common stock options	—	—	1	—
Common stock repurchased (2)	(2)	(152)	(26)	(488)
Excess tax benefits from share-based payment arrangements (1)	—	—	—	53
Net cash provided by (used in) financing activities	107	(5)	477	(656)
Effect of foreign exchange rates	10	(3)	21	9
Net (decrease) increase in cash and cash equivalents	(14)	32	12	118
Cash and cash equivalents at beginning of period	338	265	312	179
Cash and cash equivalents at end of period	$324	$297	$324	$297
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$55	$11	$114	$14
Cash paid for interest	128	75	305	294

(1)
In 2017, we adopted accounting guidance on share-based payments, as a result of which the excess tax benefits from share-based payment arrangements for 2017 are presented as a component of net cash provided by operating activities (within net income), while, for 2016, they are presented as a component of net cash used in financing activities.

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (continued)

(2)
The 2017 repurchases reflect shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards, and were not acquired pursuant to any repurchase plan or program. We have an open $1 billion share repurchase program, under which we have purchased $627 million to date, that we paused as we evaluated potential acquisition opportunities. We completed the NES and Neff acquisitions in April 2017 and October 2017, respectively. In October 2017, we resumed the share repurchase program, and we intend to complete the program in 2018. The 2016 repurchases included i) shares repurchased pursuant to the $1 billion share repurchase program and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2017	2016	Change	2017	2016	Change
General Rentals
Reportable segment equipment rentals revenue	$1,237	$1,097	12.8%	$3,357	$3,067	9.5%
Reportable segment equipment rentals gross profit	525	469	11.9%	1,350	1,243	8.6%
Reportable segment equipment rentals gross margin	42.4%	42.8%	(40) bps	40.2%	40.5%	(30) bps
Trench, Power and Pump
Reportable segment equipment rentals revenue	$299	$225	32.9%	$712	$576	23.6%
Reportable segment equipment rentals gross profit	164	117	40.2%	359	274	31.0%
Reportable segment equipment rentals gross margin	54.8%	52.0%	280 bps	50.4%	47.6%	280 bps
Total United Rentals
Total equipment rentals revenue	$1,536	$1,322	16.2%	$4,069	$3,643	11.7%
Total equipment rentals gross profit	689	586	17.6%	1,709	1,517	12.7%
Total equipment rentals gross margin	44.9%	44.3%	60 bps	42.0%	41.6%	40 bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Numerator:
Net income available to common stockholders	$199	$187	$449	$413
Denominator:
Denominator for basic earnings per share—weighted-average common shares	84.7	85.9	84.6	88.2
Effect of dilutive securities:
Employee stock options	0.4	0.3	0.4	0.3
Restricted stock units	0.5	0.2	0.5	0.1
Denominator for diluted earnings per share—adjusted weighted-average common shares	85.6	86.4	85.5	88.6
Diluted earnings per share	$2.33	$2.16	$5.26	$4.66

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on depreciation related to acquired RSC and NES fleet and property and equipment, impact of the fair value mark-up of acquired RSC and NES fleet, impact on interest expense related to fair value adjustment of acquired RSC indebtedness, restructuring charge, asset impairment charge and loss on repurchase/redemption of debt securities and amendment of ABL facility. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Earnings per share - GAAP, as reported	$2.33	$2.16	$5.26	$4.66
After-tax impact of:
Merger related costs (1)	0.12	—	0.23	—
Merger related intangible asset amortization (2)	0.27	0.28	0.83	0.85
Impact on depreciation related to acquired RSC and NES fleet and property and equipment (3)	0.07	—	0.05	—
Impact of the fair value mark-up of acquired RSC and NES fleet (4)	0.17	0.05	0.36	0.18
Impact on interest expense related to fair value adjustment of acquired RSC indebtedness (5)	—	—	—	(0.01)
Restructuring charge (6)	0.07	0.02	0.21	0.05
Asset impairment charge (7)	—	—	—	0.02
Loss on repurchase/redemption of debt securities and amendment of ABL facility	0.22	0.07	0.31	0.25
Earnings per share - adjusted	$3.25	$2.58	$7.25	$6.00
Tax rate applied to above adjustments (8)	38.5%	38.6%	38.5%	38.4%

(1)
Reflects transaction costs associated with the NES and Neff acquisitions discussed above. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, and Neff had annual revenues of approximately $413 million.

(2)	Reflects the amortization of the intangible assets acquired in the RSC, National Pump and NES acquisitions.

(3)
Reflects the impact of extending the useful lives of equipment acquired in the RSC and NES acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC and NES acquisitions and subsequently sold.

(5)	Reflects a reduction of interest expense associated with the fair value mark-up of debt acquired in the RSC acquisition.

(6)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed three restructuring programs. We have cumulatively incurred total restructuring charges of $262 million under our restructuring programs.

(7)	Reflects write-offs of fixed assets in connection with our restructuring programs.

(8)	The tax rates applied to the adjustments reflect the statutory rates in the applicable entity.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired RSC and NES fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The EBITDA and adjusted EBITDA margins represent EBITDA or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income	$199	$187	$449	$413
Provision for income taxes	123	116	263	254
Interest expense, net	131	110	338	349
Depreciation of rental equipment	290	250	804	735
Non-rental depreciation and amortization	63	61	189	192
EBITDA (A)	$806	$724	$2,043	$1,943
Merger related costs (1)	16	—	32	—
Restructuring charge (2)	9	4	28	8
Stock compensation expense, net (3)	24	11	64	33
Impact of the fair value mark-up of acquired RSC and NES fleet (4)	24	8	50	26
Adjusted EBITDA (B)	$879	$747	$2,217	$2,010

A) Our EBITDA margin was 45.6% and 48.0% for the three months ended September 30, 2017 and 2016, respectively, and 43.3% and 45.8% for the nine months ended September 30, 2017 and 2016, respectively.
B) Our adjusted EBITDA margin was 49.8% and 49.5% for the three months ended September 30, 2017 and 2016, respectively, and 47.0% and 47.4% for the nine months ended September 30, 2017 and 2016, respectively.

(1)
Reflects transaction costs associated with the NES and Neff acquisitions discussed above. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, and Neff had annual revenues of approximately $413 million.

(2)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed three restructuring programs. We have cumulatively incurred total restructuring charges of $262 million under our restructuring programs.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC and NES acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$429	$383	$1,766	$1,630
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(2)	(3)	(6)	(7)
Gain on sales of rental equipment	55	44	153	146
Gain on sales of non-rental equipment	1	2	4	3
Merger related costs (1)	(16)	—	(32)	—
Restructuring charge (2)	(9)	(4)	(28)	(8)
Stock compensation expense, net (3)	(24)	(11)	(64)	(33)
Loss on repurchase/redemption of debt securities and amendment of ABL facility	(31)	(10)	(43)	(36)
Excess tax benefits from share-based payment arrangements	—	—	—	53
Changes in assets and liabilities	220	237	(126)	(113)
Cash paid for interest	128	75	305	294
Cash paid for income taxes, net	55	11	114	14
EBITDA	$806	$724	$2,043	$1,943
Add back:
Merger related costs (1)	16	—	32	—
Restructuring charge (2)	9	4	28	8
Stock compensation expense, net (3)	24	11	64	33
Impact of the fair value mark-up of acquired RSC and NES fleet (4)	24	8	50	26
Adjusted EBITDA	$879	$747	$2,217	$2,010

(1)
Reflects transaction costs associated with the NES and Neff acquisitions discussed above. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, and Neff had annual revenues of approximately $413 million.

(2)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed three restructuring programs. We have cumulatively incurred total restructuring charges of $262 million under our restructuring programs.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC and NES acquisitions and subsequently sold.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define free cash flow as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$429	$383	$1,766	$1,630
Purchases of rental equipment	(572)	(423)	(1,485)	(1,145)
Purchases of non-rental equipment	(32)	(23)	(87)	(65)
Proceeds from sales of rental equipment	139	112	378	361
Proceeds from sales of non-rental equipment	4	5	10	12
Excess tax benefits from share-based payment arrangements (1)	—	—	—	53
Free cash flow (2)	$(32)	$54	$582	$846

(1)
The excess tax benefits from share-based payment arrangements result from stock-based compensation windfall deductions in excess of the amounts reported for financial reporting purposes. We adopted accounting guidance in 2017 that changed the cash flow presentation of excess tax benefits from share-based payment arrangements. In the table above, the excess tax benefits from share-based payment arrangements for 2017 are presented as a component of net cash provided by operating activities, while, for 2016, they are presented as a separate line item. Because we historically included the excess tax benefits from share-based payment arrangements in the free cash flow calculation, the adoption of this guidance did not change the calculation of free cash flow.

(2)
Free cash flow included aggregate merger and restructuring related payments of $21 million and $5 million for the three months ended September 30, 2017 and 2016, respectively, and $52 million and $11 million for the nine months ended September 30, 2017 and 2016, respectively.

The table below provides a reconciliation between 2017 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$2,275- $2,375
Purchases of rental equipment	$(1,750)-$(1,800)
Proceeds from sales of rental equipment	$475-$525
Purchases of non-rental equipment, net of proceeds from sales	$(75)-$(125)
Free cash flow (excluding the impact of merger and restructuring related costs)	$925- $975